  Exhibit 99.3

Podcast Host Liberated Syndication Acquires Internet Host Pair Networks

Pittsburgh, PA – January 3, 2018 – Liberated Syndication, Inc. (OTCQB: LSYN) (“Libsyn”) announced today that it closed its acquisition of Internet hosting company Pair Networks, Inc. (Pair) on December 27, 2017. Libsyn paid $13.5 million in cash and issued 1,579,613 shares of restricted common stock valued at $2.5 million to acquire 100% of Pair. The combined businesses represented approximately $23 million in annual revenue and approximately $7 million in EBITDA for 2017.

“We are very excited about the opportunities that come from combining these two great, long standing, Pittsburgh-based companies,” said Chris Spencer, Libsyn CEO. “We have tremendous confidence in Pair’s leadership and employees and we intend to fuel revenue growth for the combined entities through sales and marketing investment, cross selling new and existing hosting products and streamlining network computing infrastructure.”

In order to finance the transaction, Liberated Syndication borrowed $10 million under a newly established Senior Secured Credit Facility (the “Bank Facility”) with First Commonwealth Bank, which also was closed on December 27, 2017. Borrowings under the Bank Facility are at variable rates which are, at the borrowers’ option. As of December 27, 2017, interest is set at LIBOR (London Interbank Offered Rate) plus 175 basis points, or 3.44%.

Pittsburgh-based Capital Foundry, LLC acted as advisor to the Company and Arranger for the Bank Facility.

As of December 31, 2017, the combined companies had approximately 82,000 monthly subscribers for hosting services. Management believes there are many cross selling opportunities including website and blog hosting services for podcasters, full-service WordPress solutions for website and blog development, domain name registration and hosting, as well as co-location hosting services for larger podcast networks, an area of significant potential growth in the podcasting industry.

“Podcasts are expected to continue to grow in popularity and have become an integral part of brand strategy along with websites, blogs and social media outlets. Pair’s hosting, domain and WordPress offerings are the tools podcast producers look for to develop online strategies to extend their reach,” said Laurie Sims, Libsyn President. “Libsyn is often seen as a media company because of the type of content we host, but we are fundamentally a hosting platform. We have a lot of synergy with Pair and understand the monthly subscription business model. We are thrilled to add the Pair team, its reliable infrastructure and world class support they provide.”

Additionally, Libsyn management believes there are growth opportunities to be had by capitalizing on Pair’s vast computing infrastructure, cloud based hosting services and utilizing Pair’s highly regarded customer support team. Focused cyber security services is another area of additional revenue growth potential given recent threats and limited expertise for small and medium-sized businesses.

Management plans to host a shareholder conference call during the first quarter of 2018 to outline its plans for the combined companies in greater detail.

About Liberated Syndication

Liberated Syndication (Libsyn) is the world’s leading podcast hosting network and has been providing publishers with distribution and monetization services since 2004. In 2016 Libsyn delivered over 4.59 Billion downloads. We host over 3.2 Million media files for more than 35,000 podcasts, including typically around 35% of the top 200 podcasts in iTunes. Podcast producers choose Libsyn to measure their audience, deliver popular audio and video episodes, distribute their content through smartphone Apps (iOS, and Android), and monetize via premium subscription services and advertising. We are a Pittsburgh based company with a world-class team. Visit us on the web at www.libsyn.com.

About Pair Networks

Pair Networks, founded in 1996, is one of the oldest and most experienced Internet hosting company providing a full range of fast, powerful and reliable Web hosting services. Pair offers a suite of Internet services from shared hosting to virtual private servers to customized solutions with world-class 24x7 on-site customer support. Based in Pittsburgh, Pair serves businesses, bloggers, artists, musicians, educational institutions and non-profit organizations around the world. Visit us on the web at www.pair.com.

Capital Foundry

Capital Foundry, LLC, is a Pittsburgh-based investment bank with a focus on small to medium sized enterprises. The bedrock of Capital Foundry is the deep and varied experience of its people, and the businesses the leadership team has helped to grow and transform.

Investor Relations Contact

Art Batson
Arthur Douglas & Associates, Inc.
407-478-1120

Legal Notice

“Forward-looking Statements” as defined in the Private Securities litigation Reform Act of 1995 may be included in some of the information or materials made available on this website. These statements relate to future events or our future financial performance. These statements are only predictions and may differ materially from actual future results or events. We disclaim any intention or obligation to revise any forward-looking statements whether as a result of new information, future developments or otherwise. There are important risk factors that could cause actual results to differ from those contained in forward-looking statements, including, but not limited to, risks associated with our change in business strategy towards more heavy reliance upon on our new talent segment and wholesale channels, actions of regulators concerning our business operations or trading markets for our securities, the extent to which we are able to develop new services and markets for our services, our significant reliance on third parties to distribute our content, and the level of demand and market acceptance of our services.